Association of Ship Brokers	CODE WORD FOR THIS
& Agents (U.S.A.), Inc.	CHARTER PARTY:
October 1977	ASBATANKVOY

TANKER VOYAGE CHARTER PARTY

PREAMBLE

SEOUL, KOREA	31ST DECEMBER 2004
Place	Date

IT IS THIS DAY AGREED between SHINYO JUBILEE LIMITED ~~chartered owner~~ / owner (hereinafter called the "Owner") of the HONG KONG FLAG ~~SS/MS~~ M/T SHINYO JUBILEE ( CVC - 14 ) (hereinafter called the "Vessel") and S-OIL CORPORATION OR ITS NOMINEE (hereinafter called the "Charterer") that the transportation herein provided for will be performed subject to the terms and conditions of this Charter Party, which includes this Preamble and Part I and Part II. In the event of a conflict, the provisions of Part I will prevail over those contained in Part II.

PART I

A. Description and Position of Vessel:

Deadweight:  250,192.00 METRIC TONS ~~tons (2240 lbs.)~~ Classed: NIPON KAIJI KYOKAI

Loaded draft of Vessel on assigned summer freeboard  19.085 M ~~ft. in.~~ in salt water.

Capacity for cargo: ~~tons(of 2240 lbs.each) % more or less, Vessel's option~~.

 289,568.00 CUBIC METERS AT 98 PERCENT INCLUDING SLOPS (11,720.4 CBM AT 98 PERCENT)

Coated: ■ Yes ☐ No
Coiled: ☐ Yes ■ No	Last THREE ~~two~~ cargoes

1ST LAST : ARABIAN LIGHT + ARABIAN MEDIUM 2ND LAST : ARABIAN LIGHT + ARABIAN MEDIUM 3RD LAST : ARABIAN LIGHT + ARABIAN MEDIUM

Now : TRADING	Expected Ready : ETA RAS TANURA - October 19, 2006

B. Laydays for the first voyage :

Commencing:	Cancelling:

FOR THE FIRST VOYAGE

1-30TH SEPTEMBER 2005 TO BE NARROWED BY OWNERS WITH FIVE (5) DAYS SPREAD (0001-1200 HOURS) BASIS RAS TANURAH LATEST AT ABOUT 25 DAYS IN ADVANCE AND FOLLOW BY 3 DAYS SPREAD BY OWNERS, AND THEN 1 DAY TO BE DECLARED BY CHARTERER. VESSEL SHALL NOT TENDER NOTICE OF READINESS AT LOADING PORT PRIOR TO THE FIRST LAYDAY WITHOUT CHARTERER’S SANCTION.

CONSEQUENT VOYAGES

CONSEQUENT VOYAGES SHALL BE IN DIRECT CONTINUATION BASIS WITH NORMAL STEAMING HOURS PLUS 48 HOURS, AND TIME TO COUNT 48 HOURS AFTER VESSEL TENDERING NOR OR FROM VESSEL ALL FAST, WHICHEVER IS EARLIER.

C. Loading Port(s): ONE/TWO/THREE (1/2/3) SAFE PORT(S) ARABIAN GULF EXCLUDING IRAN + IRAQ BUT INCLUDE GULF OF OMAN AND KHARG ISLAND AND BASRAH OIL TERMINAL AND/OR IN CHARTERER’S OPTION 1/2 SAFE PORT(S) RED SEA.

 ~~Charterer's Option~~

D. Discharging Port(s): ONE/TWO (1/2) SAFE PORT(S) IN SINGAPORE/JAPAN RANGE

 ~~Charterer's Option~~

E. Cargo: MINIMUM 240,000 METRIC TONNES CHARTERER’S OPTION UP TO FULL CARGO, MAXIMUM THREE (3) GRADES WITHIN VESSEL’S NATURAL SEGREGATION. NO DEADFREIGHT FOR CHARTERER’S ACCOUNT, PROVIDED MINIMUM QUANTITY SUPPLIED. IF MORE THAN 3 GRADES LOADED, OWNERS NOT TO BE HELD RESPONSIBLE FOR LINE, PUMP AND VALVE CONTAMINATION. IF MORE THAN THREE(3) GRADES, THEN TEXACO COMPATIBILITY CLAUSE TO APPLY.

IF VESSEL IS UNABLE TO LOAD THE MINIMUM CARGO DUE TO VESSEL’S REASON (I.E. SMALLER CUBIC), THEN THE FREIGHT IS PAYABLE BASIS THE BILL OF LADING QUANTITY BUT IN ANY CASE, THE CHARTERERS ARE RESPONSIBLE TO PAY THE FREIGHT BASIS 235,000 METRIC TONNES.

~~Charterer's Option~~

F. Freight Rate: WORLDSCALE 77.80 BASIS PREVAILING WORLDSCALE TERMS AND CONDITIONS TO BE APPLIED OVERAGE, IF ANY, AT 50 PERSENT OF FIXED RATE TO APPLY.

   ~~per ton(of 2240 lbs.each).~~

G. Freight Payable to: SEE S-OIL CLAUSE 2 ~~at~~

H. Total Laytime in Running Hours : 96 (NINETYSIX) HOURS TOTAL SUNDAY HOLIDAY INCLUDED

I. Demurrage per day: U.S DOLLARS 32,500 PER DAY OR PRO RATA.

J. Commission of 1.25 % is payable by Owners to NEOSTAR CORPORATION (OR ITS NOMINEE) on the actual amount of freight, deadfreight and demurrage when and as ~~freight is~~ paid. ALSO SEE S-OIL CLAUSE 43

K. The place of General Average and arbitration proceedings to be London/~~New York (strike out one).~~ ENGLISH LAW TO APPLY

~~L. Tovalop: Owner warrants vessel to be a member of TOVALOP scheme and will be so maintained throughout duration of this charter.~~

M. Special Provisions:

1. CHARTERERS HAS THE RIGHT TO ADJUST SPEED ON HER LADEN PASSAGE IN BETWEEN ABOUT 12.5 - 13.5 KNOTS WITHOUT ANY COMPENSATION TO THE OWNERS.

2. TYPE OF THE CONTRACT : CONSECUTIVE VOYAGE CONTRACT

3. PERIOD : FOUR (4) YEARS CONSECUTIVE VOYAGE CONTRACT AT CHARTERER’S OPTION FOR ANOTHER ONE OR TWO OR THREE C/VC AND CHARTERERS TO DECLARE THEIR OPTION LATEST BY END OF JUNE 2009, AND THE PERIOD OF 4 YEARS SHALL BE VALID AS LONG AS THE VESSEL ARRIVE AT THE FIRST LOADING PORT ON THE FINAL VOYAGE WITHIN 12:00 HOURS ON 30TH SEPTEMBER 2009 AND THIS CHARTER PERIOD SHALL BE CONSIDERED TO BE VALID UNTIL THE TIME COMPLETION OF THE SAID FINAL VOYAGE.

4. CHARTER PARTY FORM : ASBATANKVOY CHARTER PARTY

5. ANY TAXES AND/OR DUES ON VESSEL AND/OR CARGO AND/OR FREIGHT (INCLUDING ANY INCOME TAX LEVIED ON FREIGHT BY AUTHORITIES AT LOAD OR DISCHARGE PORT(S)) TO BE FOR CHARTERER’S ACCOUNT.

6. OVERAGE INSURANCE PREMIUM ON CARGO DUE TO VESSEL’S AGE TO BE FOR CHARTERER’S ACCOUNT.

7. CONOCO WEATHER CLAUSE

DELAYS IN BERTHING FOR LOADING OR DISCHARGING AND ANY DELAYS AFTER BERTHING WHICH ARE DUE TO WEATHER CONDITIONS SHALL COUNT AS ONE HALF LAYTIME OR, IF ON DEMURRAGE, AT ONE HALF DEMURRAGE RATE.

CONOCO WEATHER CLAUSE TO BE APPLIED IN THIS CHARTER PARTY EXCEPT IF VESSEL IS LOADING AND OR DISCHARGING VIA STS, LIGHTERAGE, LIGHTERING, BERTH OPEN TO SEA AND WEATHER CONDITIONS, THEN ALL TIME USED TO COUNT IN FULL WEATHER PERMITTING OR NOT. ANY UNBERTHING AND REBERTHING DUE TO SEA AND WEATHER CONDITIONS AT THE ABOVE PLACE(S), TIME AND EXPENSE SHALL BE BORNE EQUALLY BETWEEN OWNERS AND CHARTERERS.

8. WITH CHARTERER’S PRIOR CONSENT, OWNERS HAVE THE RIGHT TO BUNKER ON HER OUTBOUND PRIOR TO FIRST DISCHARGE PORT

9. VESSEL SHALL BE GOTTEN “CAS CERTIFICATE” AND ALSO “CAP RATING 1 OR 2” DURING HER SPECIAL SURVEY.

10. DRY DOCKING : OWNERS SHALL INFORM CHARTERERS THE VESSEL’S PERIODICAL DOCKING SCHEDULE WELL IN ADVANCE AND OWNERS SHALL CO-OPERATE CHARTERERS TO POSTPONE THE DOCKING TIMING UNDER THE PERMISSION OF CLASS IF SO REQUESTED BY CHARTERERS, BUT ALWAYS SUBJECT TO OWNERS’ PRIOR CONSENT, WHICH IS NOT TO BE UNREASONABLY WITHHELD.

11. SUBSTITUTION CLAUSE

IF VESSEL TURNED DOWN BY ANY RELEVANT PARTY FOR ANY REASON WHATSOEVER, AND IS UNABLE TO PERFORM UNDER THE CONTRACT FOR MORE THAN 30 DAYS, THEN THE OWNERS SHALL PROVIDE SUBSTITUTE VESSEL TO PERFORM UNDER THE CONTRACT EXCEPT ACTUAL TOTAL LOSS OR A CONSTRUCTIVE TOTAL LOSS. SUCH SUBSTITUTE VESSL SHALL BE NOMINATED BY OWNERS WITH CHARTERER’S PRIOR CONSENT BUT SUCH CONSENT NOT TO BE UNREASONABLY WITHHELD.

12. TRADING : WORLD WIDE TRADING ALWAYS WITHIN IWL EXCLUDING USA, CUBA, ISRAEL, ALBANIA, HAITI AND ALL UNITED NATIONAL EMBARGOED COUNTRIES. IF ANY EVENT VESSEL NOT TO FORCE ICE OR FOLLOW ICE BREAKER.

13. SAUDI ARAMCO CLAUSE TO BE APPLIED. (SEE ATTACHMENT)

14. FOR THE INTERIM PERIOD. (SEE ATTACHMENT)

15. OTHERWISE LOGICAL AMENDMENTS BASIS THE LAST CHARTER PARTY DATED 10TH NOVEMBER 2004 FOR M/T SHINYO KANNIKA

IN WITNESS WHEREOF, the parties have caused this Charter, consisting of a Preamble, Parts I and II, to be executed in duplicate as of the day and year first above written.

Witness the signature of: AS OWNERS,

	By:	/s/ C.A.J. Vanderperre
Capt. C.A.J. Vanderperre / Director
Shinyo Jubilee Limited

Witness the signature of: AS CHARTERERS,

	By:	/s/ S.Y.Bag
S.Y.Bag - Neostar Corp. / Managing Director
for and on behalf of Charterers

PART II

1. WARRANTY—VOYAGE—CARGO. The vessel, classed as specified in Part I hereof, and to be so maintained during the currency of this Charter, shall, with all con-venient dispatch, proceed as ordered to Loading Port(s) named in accordance with Clause 4 hereof, or so near thereunto as she may safely get (always afloat), and being seaworthy, and having all pipes, pumps and heater coils in good working order, and being in every respect fitted for the voyage, so far as the foregoing conditions can be attained by the exercise of due diligence, perils of the sea and any other cause of whatsoever kind beyond the Owner’s and/or Master’s control excepted, shall load (always afloat) from the factors of the Char-terer a full and complete cargo of petroleum and/or its products in bulk, not exceeding what she can reasonably stow and carry over and above her bunker fuel, consumable stores, boiler feed, culinary and drinking water, and complement and their effects (sufficient space to be left in the tanks to provide for the expansion of the cargo), and being so loaded shall forthwith proceed, as ordered on signing Bills of Lading, direct to the Discharging Port(s), or so near thereunto as she may safely get (always afloat), and deliver said cargo. If heating of the cargo is requested by the Charterer, the Owner shall exercise due diligence to maintain the temperatures requested.

2. FREIGHT. Freight shall be at the rate stipulated in Part I and shall be computed on intake quantity (except deadfreight as per Clause 3) as shown on the Inspector’s Certif-icate of Inspection. Payment of freight shall be made by Charterer without discount upon delivery of cargo at destination, less any disbursements or advances made to the Master or Owner’s agents at ports of loading and/or discharge and cost of insurance thereon. No deduction of freight shall be made for water and/or sediment contained in the cargo. The services of the Petroleum Inspector shall be arranged and paid for by the Charterer who shall furnish the Owner with a copy of the Inspector’s Certificate.

3. DEADFREIGHT. Should the Charterer fail to supply a full cargo, the Vessel may, at the Master’s option, and shall, upon request of the Charterer, proceed on her voyage, provided that the tanks in which cargo is loaded are sufficiently filled to put her in seaworthy condition. In that event, however, deadfreight shall be paid at the rate specified in Part I hereof on the difference between the intake quantity and the quantity the Vessel would have carried If loaded to her minimum permissible freeboard for the voyage.

4. NAMING LOADING AND DISCHARGE PORTS.

(a) The Charterer shall name the loading port or ports at least twenty-four (24) hours prior to the Vessel’s readiness to sail from the last previous port of discharge, or from bunkering port for the voyage, or upon signing this Charter if the Vessel has already sailed. However, Charterer shall have the option of ordering the Vessel to the following destinations for wireless orders:

On a voyage to a port or ports in:

ST. KITTS	Carribbean or U.S. Gulf loading port(s)

PORT SAID	Eastern Mediterranean or Persian Gulf loading port(s) (from ports west of Port Said.)

(b) If lawful and consistent with Part I and with the Bills of Lading, the Charterer shall have the option of nominating a discharging port or ports by radio to the Master on or before the Vessel’s arrival at or off the following places:

Place	On a voyage to a port or ports in:

LAND’S END	United Kingdom/Continent (Bordeaux/Hamburg range) or Scandinavia (including Denmark)

SUEZ	Mediterranean (from Persian Gulf)

GIBRALTER	Mediterranean (from Western Hemisphere).

(c) Any extra expense incurred in connection with any change in loading or discharg-ing ports (so named) shall be paid for by the Charterer and any time thereby lost to the Vessel shall count as used laytime.

5. LAYDAYS. Laytime shall not commence before the date stipulated In Part I, except with the Charterer’s sanction. Should the Vessel not be ready to load by 4:00 o’clock P.M. (local time) on the cancelling date stipulated in Part I, the Charterer shall have the option of cancelling this Charter by giving Owner notice of such cancellation within twenty-four (24) hours after such cancellation date; otherwise this Charter to remain in full force and effect.

6. NOTICE OF READINESS Upon arrival at customary anchorage at each port of loading or discharge, the Master or his agent shall give the Charterer or his agent notice by letter, telegraph, wireless or telephone that the Vessel it ready to load or discharge cargo, berth or no berth, and laytime, as hereinafter provided, shall commence upon the expiration of six (6) hours after receipt of such notice, or upon the Vessel’s arrival in berth (i.e., finished mooring when at a sealoading or discharging terminal and all fast when loading or discharging alongside a wharf), whichever first occurs. However, where delay is caused to Vessel getting into berth after giving notice of readiness for any reason over which Charterer has no control, such delay shall not count as used laytime.

7. HOURS FOR LOADING AND DISCHARGING. The number of running hours specified as laytime in Part I shall be permitted the Charterer as laytime for loading and discharging cargo; but any delay due to the Vessel’s condition or breakdown or inability of the Vessel’s facilities to load or discharge cargo within the time allowed shall not count as used laytime. If regulations of the Owner or port authorities prohibit loading or discharging of the cargo at night, time so lost shall not count as used laytime; if the Charterer, shipper or consignee prohibits loading or discharging at night, time so lost shall count as used laytime. Time consumed by the vessel in moving from loading or discharge port anchorage to her loading or discharge berth, discharging ballast water or slops, will not count as used laytime.

8. DEMURRAGE. Charterer shall pay demurrage per running hour and pro rata for a part thereof at the rate specified in Part I for all time that loading and discharging and used laytime as elsewhere herein provided exceeds the allowed laytime elsewhere herein specified. If, however, demurrage shall be incurred at ports of loading and/or discharge by reason of fire, explosion, storm or by a strike, lockout, stoppage or restraint of labor or by breakdown of machinery or equipment in or about the plant of the Charterer, supplier, shipper or consignee of the cargo, the rate of demurrage shall be reduced one-half of the amount stated in Part I per running hour or pro rata for part of an hour for demurrage so incurred. The Charterer shall not be liable for any demurrage for delay caused by strike, lockout, stoppage or restraint of labor for Master, officers and crew of the Vessel or tugboat or pilots.

9. SAFE BERTHING—SHIFTING. The vessel shall load and discharge at any safe place or wharf, or alongside vessels or lighters reachable on her arrival, which shall be designated and procured by the Charterer, provided the Vessel can proceed thereto, lie at, and depart therefrom always safely afloat, any lighterage being at the expense, risk and peril of the Charterer. The Charterer shall have the right of shifting the Vessel at ports of loading and/or discharge from one safe berth to another on payment of all towage and pilotage shifting to next berth, charges for running lines on arrival at and leaving that berth, additional agency charges and expense, customs overtime and fees, and any other extra port charges or port expenses incurred by reason of using more than one berth. Time consumed on account of shifting shall count as used laytime except as otherwise provided in Clause 15.

10. PUMPING IN AND OUT. The cargo shall be pumped into the Vessel at the expense, risk and peril of the Charterer, and shall be pumped out of the Vessel at the expense of the Vessel, but at the risk and peril of the Vessel only so far as the Vessel’s permanent hose connections, where delivery of the cargo shall be taken by the Charterer or its consignee. If required by Charterer, Vessel after discharging is to clear shore pipe lines of cargo by pumping water through them and time consumed for this purpose shall apply against allowed laytime. The Vessel shall supply her pumps and the necessary power for discharging in all ports, as well as necessary hands. However, should the Vessel be prevented from supplying such power by reason of regulations prohibiting fires on board, the Char-terer or consignee shall supply, at its expense, all power necessary for discharging as well as loading, but the Owner shall pay for power supplied to the Vessel for other purposes. If cargo is loaded from lighters, the Vessel shall furnish steam at Charterer’s expense for pumping cargo into the Vessel, if requested by the Charterer, providing the Vessel has facilities for generating steam and is permitted to have fires on board. All overtime of officers and crew incurred in loading and/ or discharging shall be for account of the Vessel.

11. HOSES: MOORING AT SEA TERMINALS Hoses for loading and discharging shall be furnished by the Charterer and shall be connected and disconnected by the Charterer, or, at the option of the Owner, by the Owner at the Charterer’s risk and expense. Laytime shall continue until the hoses have been disconnected. When Vessel loads or discharge at a sea terminal, the Vessel shall be properly equipped at Owner’s expense for loading and discharging at such place, including suitable ground tackle, mooring lines and equipment for handling submarine hoses.

12. DUES—TAXES—WHARFAGE. The Charterer shall pay all taxes, dues and other charges on the cargo, including but not limited to Customs overtime on the cargo, Venezuelan Habilitation Tax, C.I.M. Taxes at Le Havre and Portuguese lmposto de Comercio Maritime. The Charterer shall also pay all taxes on freight at loading or discharging ports and any unusual taxes, assessments and governmental charges which are not presently in effect but which may be imposed in the future on the Vessel or freight. The Owner shall pay all dues and other cargoes on the Vessel (whether or not such dues or charges are assessed on the basis of quantity of cargo), including but not limited to French droits de quai and Spanish derramas taxes. The Vessel shall be free of charges for the use of any wharf, dock, place or mooring facility arranged by the Charterer for the purpose of loading or discharging cargo; however, the Owner shall be responsible for charges for such berth when used solely for Vessel’s purposes, such as awaiting Owner’s orders, tank cleaning, repairs, etc. before, during or after loading or discharging.

13. (a). CARGOES EXCLUDED VAPOR PRESSURE. Cargo shall not be shipped which has a vapor pressure at one hundred degrees Fahrenheit (100° F.) in excess of thirteen and one-half pounds (13.5lbs.) as determined by the current A.S.T.M. Method (Reid) D-323.

(b). FLASH POINT. Cargo having a flash point under one hundred and fifteen degrees Fahrenheit (115° F.) (closed cup) A.S.T.M. Method D-56 shall not be loaded from lighters but this clause shall not restrict the Charterer from loading or topping off Crude Oil from vessels or barges inside or outside the bar at any port or place where bar conditions exist.

14. (a). ICE. In case port of loading or discharge should be inaccessible owing to ice, the Vessel shall direct her course according to Master’s judgment, notifying by telegraph or radio, if available, the Charterers, shipper or consignee, who is bound to telegraph or radio orders for another port, which is free from ice and where there are facilities for the loading or reception of the cargo in bulk. The whole of the time occupied from the time the Vessel is diverted by reason of the ice until her arrival at an ice-free port of loading or discharge, as the case may be, shall be paid for by the Charterer at the demurrage rate stipulated in Part I.

(b). If on account of ice the Master considers it dangerous to enter or remain at any loading or discharging place for fear of the Vessel being frozen in or damaged, the Master shall communicate by telegraph or radio, if available, with the Charterer, shipper or consignee of the cargo, who shall telegraph or radio him in reply, giving orders to proceed to another port as per Clause 14(a) where there is no danger of ice and where there are the necessary facilities for the loading or reception of the cargo in bulk, or to remain at the original port at their risk, and in either case Charterer to pay for the time that the Vessel may be delayed, at the demurrage rate stipulated in Part I.

15. TWO OR MORE PORTS COUNTING AS ONE. To the extent that the freight rate standard of reference specified in Part I F hereof provides for special groupings or combinations of ports or terminals, any two or more ports of terminals within each such grouping or combination shall count as one port for purposes of calculating freight and demurrage only, subject to the following conditions:

(a) Charterer shall pay freight at the highest rate payable under Part I F hereof for a voyage between the loading and discharge ports used by Charterer.

(b) All charges normally incurred by reason of using more than one berth shall be for Charterer’s account as provided in Clause 9 hereof.

(c) Time consumed shifting between the ports or terminals within the particular grouping or combination shall not count as used laytime.

(d) Time consumed shifting between berths within one of the ports or terminals of the particular grouping or combination shall count as used laytime.

16. GENERAL CARGO. The Charterer shall not be permitted to ship any packaged goods or non-liquid bulk cargo of any description; the cargo the Vessel is to load under this Charter is to consist only of liquid bulk cargo as specified in Clause 1.

17. (a). QUARANTINE. Should the Charterer send the Vessel to any port or place where a quarantine exists, any delay thereby caused to the Vessel shall count as used laytime; but should the quarantine not be declared until the Vessel is on passage to such port, the Charterer shall not be liable for any resulting delay.

(b) FUMIGATION. If the Vessel, prior to or after entering upon this Charter, has docked or docks at any wharf whick is not rat-free or stegomyia-free, she shall, before proceeding to a rat-free or stegomyia-free wharf, be fumigated by the Owner at his expense, except that if the Charterer ordered the Vessel to an infected wharf the Charterer shall bear the expense of fumigation.

18. CLEANING. The Owner shall clean the tanks, pipes and pumps of the Vessel to the satisfaction of the Charterer’s Inspector. The Vessel shall not be responsible for any admixture if more than one quality of oil is shipped, nor for leakage, contamination or deterioration in quality of the cargo unless the admixture, leakage, contamination or deterioration results from (a) unseaworthiness existing at the time of loading or at the inception of the voyage which was discoverable by the exercise of due diligence, or (b) error or fault of the servants of the Owner in the loading, care or discharge of the cargo.

19. GENERAL EXCEPTIONS CLAUSE. The Vessel, her Master and Owner shall not, unless otherwise in this Charter expressly provided, be responsible for any loss or damage, or delay or failure in performing hereunder, arising or resulting from:- any act, neglect, default or barratry of the Master, pilots, mariners or other servants of the Owner in the navigation or management of the Vessel; fire, unless caused by the personal design or neglect of the Owner; collision, stranding or peril, danger or accident of the sea or other navigable waters; saving or attempting to save life or property; wastage in weight or bulk, or any other loss or damage arising from inherent defect, quality or vice of the cargo; any act or omission of the Charterer or Owner, shipper or consignee of the cargo, their agents or representatives; insufficiency of packing; insufficiency or inadequacy of marks; explosion, bursting of boilers, breakage of shafts, or any latent defect in hull, equipment or machinery; unseaworthiness of the Vessel unless caused by want of due diligence on the part of the Owner to make the Vessel seaworthy or to have her properly manned, equipped and supplied; or from any other cause of whatsoever kind arising without the actual fault or privity of the Owner. And neither the Vessel nor Master or Owner, nor the Charterer, shall, unless otherwise in this Charter expressly provided, be responsible for any loss or damage or delay or failure in performing hereunder, arising or resulting from:- Act of God; act of war; perils of the seas; act of public enemies, pirates or assailing thieves; arrest or restraint of princes, rulers or people; or seizure under legal process provided bond is promptly furnished to release the Vessel or cargo; strike or lockout or stoppage or restraint of labor from whatever cause, either partial or general; or riot or civil commotion.

20. ISSUANCE AND TERMS OF BILLS OF LADING

(a) The Master shall, upon request, sign Bills of Lading in the form appearing below for all cargo shipped but without prejudice to the rights of the Owner and Charterer under the terms of this Charter. The Master shall not be required to sign Bills of Lading for any port which, the Vessel cannot enter, remain at and leave in safety and always afloat nor for any blockaded port.

(b) The carriage of cargo under this Charter Party and under all Bills of Lading issued for the cargo shall be subject to the statutory provisions and other terms set forth or specified in sub-paragraphs (i) through (vii) of this clause and such terms shall be incorporated verbatim or be deemed incorporated by the reference in any such Bill of Lading. In such sub-paragraphs and in any Act referred to therein, the word “carrier” shall include the Owner and the Chartered Owner of the Vessel.

(i) CLAUSE PARAMOUNT. This Bill of Lading shall have effect subject to the provisions of the Carriage of Goods by Sea Acts of the United States, approved April 16, 1936, except that if this Bill of Lading is issued at a place where any other Act, ordinance or legislation gives statutory effect to the International Convention for the Unification of Certain Rules relating to Bills of Lading at Brussels, August 1924, then this Bill of Lading shall have effect, subject to the provisions of such Act, ordinance or legislation. The applicable Act, ordinance or legislation (hereinafter called the “Act”) shall be deemed to be incorporated herein and nothing herein contained shall be deemed a surrender by the 0wner of any of its rights or immunities or an increase of any of its responsibilities or liabilities under the Act. If any term of this Bill of Lading be repugnant to the Act to any extent, such term shall be void to that extent but no further.

(ii) JASON CLAUSE. In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequence of which, the Owner is not responsible, by statute, contract or otherwise, the cargo shippers, consignees or Owners of the cargo shall contribute with the Owner Its General Average to the payment of any sacrifices, losses or expenses of a General Average nature that may be made of incurred and shall pay salvage and special charges incurred in respect of the cargo. If a salving ship is owned or operated by the Owner, salvage shall be paid for as fully as if the said saving ship or ships belonged to strangers. Such deposit as the Owner or his agents may deem sufficient to cover the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by the cargo, shippers, consignees or owners of the cargo to the carrier before delivery.

(iii) GENERAL AVERAGE. General Average shall be adjusted, stated and settled according to York/Antwerp Rules 1950 1974, as amended 1990/1994 and, as to matters not provided for by those rules, according to the laws and usages at the port of New York or at the port of London, whichever place is specified in Part I of this Charter. If a General Average statement is required, it shall be prepared at such port or place in the United States or United Kingdom, whichever country is specified in Part I of this Charter, as may be selected by the owner, unless otherwise mutually agreed, by an Adjuster appointed by the Owner and approved by the Charterer. Such Adjuster shall attend to the settlement and the collection of the General Average, subject to customary charges. General Average Agreements and/or security shall be furnished by Owner and/or Charterer, and/or Owner and/or Consignee of cargo, if requested. Any cash deposit being made as security to pay General Average and/or salvage shall be remitted to the Average Adjuster and shall be held by him at his risk in a special account in a duly authorized and licensed bank at the place where the General Average statement is prepared.

(iv) BOTH TO BLAME. If the Vessel comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the Master, mariner, pilot or the servants of the Owner in the navigation or in the management of the Vessel, the owners of the cargo carried hereunder shall indemnify the Owner against all loss or liability to the other or non-carrying ship or her owners in so far as such loss or liability represents loss of, or damage to, or any claim whatsoever of the owners of said cargo, paid or payable by the other or recovered by the other or non-carrying ship or her owners as part of their claim against the carrying ship or Owner. The foregoing provisions shall also apply where the owners, operators or those in charge of any ships or objects other than, or in addition to, the colliding ships or object are at fault in respect of a collision or contact.

(v) LIMITATION OF LIABILITY. Any provision of this Charter to the contrary notwithstanding, the Owner shall have the benefit of all limitations of, and exemptions from, liability accorded to the owner or chartered Owner of vessels by any statute or rule of law for the time being in force.

(vi) WAR RISKS. (a) If any port of loading or of discharge named in this Charter Party or to which the Vessel may properly be ordered pursuant to the terms of the Bills of Lading be blockaded, or

(b) If owing to any war, hostilities, warlike operations, civil war, civil commotions, revolutions or the operation of international law (a) entry to any such port of loading or of discharge or the loading or discharge of cargo at any such port be considered by the Master or Owners in his or their discretion dangerous or prohibited or (b) it be considered by the Master or Owners in his or their discretion dangerous or impossible for the Vessel to reach any such port of loading or discharge— the Charterers shall have the right to order the cargo or such part of it as may be affected to be loaded or discharged at any other safe port of loading or of discharge within the range of loading or discharging ports respectively established under the provisions of the Charter Party (provided such other port is not blockaded or that entry thereto or loading or discharge of cargo thereat is not in the Master’s or Owner’s discretion dangerous or prohibited). If in respect of a port of discharge no orders be received from the Charterers within 48 hours after they or their agents have received from the Owners a request for the nomination of a substitute port, the Owners shall then be at liberty to discharge the cargo at any safe port which they or the Master may in their or his discretion decide on (whether within the range of discharging ports established under the provisions of the Charter Party or not) and such discharge shall be deemed to be due fulfillment of the contract or contracts of affreightment so far as cargo so discharged is concerned. In the event of the cargo being loaded or discharged at any such other port within the respective range of loading or discharging ports established under the provisions of the Charter Party, the Charter Party shall be read in respect of freight and all other conditions whatsoever as if the voyage performed were that originally designated. In the event, however, that the Vessel discharges the cargo at a port outside the range of discharging ports established under the provisions of the Charter Party, freight shall be paid as for the voyage originally designated and all extra expenses involved in reaching the actual port of discharge and or discharging the cargo thereat shall be paid by the Charterers or Cargo Owners. In the latter event the Owners shall have a lien on the cargo for all such extra expenses.

(c) The Vessel shall have liberty to comply with any directions or recommendations as to departure, arrival, routes, ports of call, stoppages, destinations, zones, waters, delivery or in any otherwise whatsoever given by the government of the nations under whose flag the Vessel sails or any other government or local authority including any de facto government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or authority or by any committee or person having under the terms of the war risks insurance on the vessel the right to give any such direction or recommendations. If by reason of or in compliance with any such directions or recommendations, anything is done or is not done such shall not be deemed a deviation.

If by reason of or in compliance with any such direction or recommendation the Vessel does not proceed to the port or ports of discharge originally designated or to which she may have been ordered pursuant to the terms of the Bills of Lading, the Vessel may proceed to any safe port of discharge which the Master or Owners in his or their discretion may decide on and there discharge the cargo. Such discharge shall be deemed to be due fulfillment of the contract or contracts of affreightment and the Owners shall be entitled to freight as if discharge has been effected at the port or ports originally designated or to which the vessel may have been ordered pursuant to the terms of the Bills of Lading. All extra expenses involved in reaching and discharging the cargo at any such other port of discharge shall be paid by the Charterers and/or Cargo Owners and the Owners shall have a lien on the cargo for freight and all such expenses.

(vii) DEVIATION CLAUSE. The Vessel shall have liberty to call at any ports in any order, to sail with or without pilots, to tow or to be towed, to go to the assistance of vessels in distress, to deviate for the purpose of saving life or property or of landing any ill or injured person on board, and to call for fuel at any port or ports in or out of the regular course of the voyage. Any salvage shall be for the sole benefit of the Owner.

21. LIEN. The Owner shall have an absolute lien on the cargo for all freight, deadfreight, demurrage and costs, including attorney fees, of recovering the same, which lien shall continue after delivery of the cargo into the possession of the Charterer, or of the holders of any Bills of Lading covering the same or of any storageman.

22. AGENTS. The Owner shall appoint Vessel’s agents at all ports.

23. BREACH. Damages for breach of this Charter shall include all provable damages, and all costs of suit and attorney fees incurred in any action hereunder.

24. ARBITRATION. Any and all differences and disputes of whatsoever nature arising out of this Charter shall be put to arbitration in the City of New York or in the City of London whichever place is specified in Part I of this charter pursuant to the laws relating to arbitration there in force, before a board of three persons, consisting of one arbitrator to be appointed by the Owner, one by the charterer, and one by the two so chosen. The decision of any two of the three on any point or points shall be final. Either party hereto may call for such arbitration by service upon any officer of the other, wherever he may be found, of a written notice specifying the name and address of the arbitrator chosen by the first moving party and a brief description of the disputes or differences which such party desires to put to arbitration. If the other party shall not, by notice served upon an officer of the first moving party within twenty days of the service of such first notice, appoint its arbitrator to arbitrate the dispute or differences specified, then the first moving party shall have the right without further notice to appoint a second arbitrator, who shall be a disinterested person with precisely the same force and effect as if said second arbitrator has been appointed by the other party. In the event that the two arbitrators fail to appoint a third arbitrator within twenty days of the appointment of the second arbitrator, either arbitrator may apply to a Judge of any court of maritime jurisdiction in the city abovementioned for the appointment of a third arbitrator, and the appointment of such arbitrator by such Judge on such application shall have precisely the same force and effect as if such arbitrator had been appointed by the two arbitrators. Until such time as the arbitrators finally close the hearings either party shall have the right by written notice served on the arbitrators and on an officer of the other party to specify further disputes or differences under this Charter for hearing and determination. Awards made in pursuance to this clause may include costs, including a reasonable allowance for attorney’s fees, and judgement may be entered upon any award made hereunder in any Court having jurisdiction in the premises.

25. SUBLET. Charterer shall have the right to sublet the Vessel. However, Charterer shall always remain responsible for the fulfillment of this Charter in all its terms and conditions.

26. OIL POLLUTION CLAUSE. Owner agrees to participate in Charterer’s program covering oil pollution avoidance. Such program prohibits discharge overboard of all oily water, oily ballast or oil in any form of a persistent nature, except under extreme circumstances whereby the safety of the vessel, cargo or life at sea would be imperiled.

Upon notice being given to the Owner that Oil Pollution Avoidance controls are required, the Owner will instruct the Master to retain on board the vessel all oily residues from consolidated tank washings, dirty ballast, etc., in one compartment, after separation of all possible water has taken place. All water separated to be discharged overboard.

If the Charterer requires that demulsifiers shall be used for the separation of oil/water, such demulsifiers shall be obtained by the Owner and paid for by Charterer.

The oil residues will be pumped ashore at the loading or discharging terminal, either as segregated oil, dirty ballast or co-mingled with cargo as it is possible for Charterers to arrange. If it is necessary to retain the residue on board co-mingled with or segregated from the cargo to be loaded, Charterers shall pay for any deadfreight so incurred.

Should it be determined that the residue is to be co-mingled or segregated on board, the Master shall arrange that the quantity of tank washings be measured in conjunction with cargo suppliers and a note of the quantity measured made in the vessel’s ullage record.

The Charterer agrees to pay freight as per the terms of the Charter Party on any consolidated tank washings, dirty ballast, etc., retained on board under Charterer’s instructions during the loaded portion of the voyage up to a maximum of 1% of the total deadweight of the vessel that could be legally carried for such voyage. Any extra expenses incurred by the vessel at loading or discharging port in pumping ashore oil residues shall be for Charterer’s account, and extra time, if any, consumed for this operation shall count as used laytime.

BILL OF LADING

Shipped in apparent good order and condition by _______________________________________________________________
Steamship
on board the _______________________________________	Motorship ___________________________________________________________
whereof ________________________________________ is Master, at the port of ______________________________________________
_________________________________________________________________________________________________________________________
_________________________________________________________________________________________________________________________
_________________________________________________________________________________________________________________________
_________________________________________________________________________________________________________________________
to be delivered at the port of ________________________________________________________________________________________________
or so near thereto as the Vessel can safely get, always afloat, unto ___________________________________________________________________
_________________________________________________________________________________________________________________________
or order on payment of freight at the rate of ____________________________________________________________________________________
________________________________________________________________________________________________________________________
contract
This shipment is carried under and pursuant to the terms of the charter dated New York/London _________________________________________
between __________________________________________________ and _____________________________________, as
contract
Charterer, and all the terms whatsoever of the said charter except the rate and payment of freight specified therein apply to and govern the rights of the parties concerned in this shipment.

In witness whereof the Master has signed ____________________________________________________________________________________ Bills of Lading
of this tenor and date, one of which being accomplished, the others will be void.

Dated at ____________________________ this ____________________________ day of __________________________________
___________________________________________________________
Master

S-OIL CORPORATION TERMS

SPECIAL PROVISIONS 1.- 46. (22ND JUNE, 2004)

1.	ETA Clause

a)	The Vessel shall give Head Charterer (cable address: Ssyoil Seoul - telex no. K23536) and agents ETA 7 days and 72, 48 and 24 hours in advance of Vessel's arrival at load and discharge port when feasible/practicable. Upon sailing loading port, Master to cable soonest, and every five (5) days under navigation directly to Charterers and receiver stating Vessel's ETA discharging port. Changes in ETA of more than 12 hours and more than 2 hours last 2 days prior arrival to be advised without delay.

b)	Master to cable following items to Charterer urgently after sailing loading port.

1.	Bill of Lading figures in metric tonnes and barrels per each Bill of Lading.

2.	Ship's figures in metric tonnes and barrels.

3.	Cargo API.

Failure to comply with the above and delay at loading and/or discharging port resulting from this shall not be for Charterer's account.

2.	Payment Clause

Payment of freight shall be made by Charterer in USDollars to Owner's bank within 7 working days after completion of discharge and also shall be effected only after receipt of original ~~Charter Party and~~ freight invoice.

 Nordea Bank Danmark A/S
Strandgade 3, DK-0900 Copenhagen C, Denmark
Swift : NDEADKKK
Account No. : 5036 148 685
Iban : DK 4020005036148685
Beneficiary : Shinyo Jubilee Limited

3.	Slop Clause

Vessel not to load on top of slops without Charterer's sanction. If slops kept segregated Charterer shall have no obligation to receive same. No freight is payable on slops.

4.	Pumping Clause

Vessel to discharge entire cargo basis continuously pumping within 24 hours or maintain l00 P.S.I. at ship's manifold provided shore facilities permit. If Vessel fails to perform as above, used pumping time in excess of 24 hours will not count as used laytime or time on demurrage, if on demurrage.

5.	Weather/Laytime Clause

a)	Delays in berthing for loading and discharging and any delays which are due to weather conditions shall count as one half laytime, or, if on demurrage, at one half demurrage rate.

b)	Charterer shall be allowed the benefits of Clause 6, 7 and 8 of Part II at each port of loading or discharge even if Vessel is already on demurrage.

c)	If Vessel is required to take ballast to maintain proper draft during discharge operations Vessel shall comply with receiver's orders and in case such ballasting results in stoppage/reduction of discharge rate so lost shall not count as used laytime or time on demurrage, if on demurrage.

d)	Any delays due to tide/tidal streams shall ~~not~~ count as one half used laytime or time on demurrage, if on demurrage.

e)
If Vessel fails to present in all respects ready to load at load port within laydays and Charterer maintains the Charter Party, time shall count from commencement of loading but max 5 days at owner’s account.

~~Cancelling or the election not to cancel shall be entirely without prejudice to any claim for damages Charterer may have for Vessel not being ready to load by the cancelling date specified in Part I(B).~~

f)
Vessel not to tender Notice of Readiness prior to laydays, unless with Charterer's prior written concent. Should the Vessel with Charterer's sanction have commenced loading prior to the commencement of laydays, then the time from all fast to 0600 hours on the first layday shall be credited against laytime or drifting time or demurrage if Vessel on demurrage

g)	Any direct~~/indirect~~ delays in berthing due to daylight restrictions shall not count as used laytime or time on demurrage, if on demurrage.

6.	Cargo Retention Clause

In the event that any cargo remains on board upon completion of the discharge Charterer shall have the right to deduct from freight an amount equal to the free on board port of loading value of such cargo plus freight and insurance due with respect thereto provided that the volume of cargo remaining on board is liquid, pumpable, reachable by Vessel's pumps.

Any action or lack of action in accordance with this provision shall be without prejudice to any rights or obligations of the parties.

7.	Superintendent Clause

Charterer shall have the option to embark their superintendent at load or discharge port or any other agreed location.

8.	Agency Clause

Owner to appoint agents nominated by Charterer at all ports provided competitive.
In any case, Charterer shall not be liable for damage and/or loss of time due to any dispute between agents and Owner.

9.	War Risk Clause

~~Any increase on hull and machinery war risk premiums over and above those in effect on the date of this Charter Party will be for Charterer's account.~~

~~Any premiums, or increases thereto, attributable to closure (i.e. blocking and trapping) insurance shall be for Owner's account~~.

~~Surcharges which are in effect on the date of this Charter Party are for Owner's account~~.

~~Any insurance/war bonus for officers/crew to be for Owner's account.~~

~~Vessel's hull and machinery value:~~

~~Any war risk insurance premiums incurred for Charterer's account to be paid by Charterer together with freight basis Owner's invoice, substantiated by vouchers from underwriters.~~

~~Any rebates/bonuses obtained by Owner to be credited Charterer and Owner to make best endeavours to obtain best possible W.R.I.P. from underwriters.~~

~~In the event that the Vessel stays in war risk area for a prolonged period in excess initial period solely for Owner's purposes including bunkering , war risk for same excess period to be for Owner's account.~~

~~Due to custom’s requirements at discharge port, the Owner to fax copy of the war risk invoice/voucher from the insurer/insurance broker to the Charterer not later than one working day prior to Vessel’s arrival at discharge port and to present a documented claim within 30 days after completion at discharge, otherwise the claim will be considered time barred. The invoice/voucher to contain following information:~~

~~Name of Vessel~~
~~Insured period and area/port~~
~~H & M Value~~
~~Insurance rate (percentage)~~
~~Discount/rebate/no claim bonus etc., if any~~
~~Net premium charged/paid.~~

Tankers International War Risk Clause

Any additional premiums payable by owner in respect of war risks under their policies of insurance that are incurred by reason of the vessel trading to excluded areas not covered by owner's basic war risk insurance shall be for Charterer's account. Any bonuses or additional premiums payable by owners in respect of their crew which are due by reason of trading to such excluded areas shall be for Owner’s account.

For the avoidance of doubt it is agreed that if the vessel is bound to enter an excluded area in order to arrive at the loadport, or if the vessel will have to steam away from the discharge port in order to leave an excluded area then the additional premiums and bonuses payable by Charterers shall include those payable from the time the vessel passes into the excluded area inward bound to the loadport and until the time the vessel passes out of the excluded area outward bound from the discharge port calculated at normal speeds and prudent navigation.

Such additional premiums and expenses that are for Charterer's account are payable by charterers together with freight against owner's' invoice supported by appropriate documents. If such documents are not available then such additional premiums and expenses shall be settled not later than 2 weeks after receipt by Charterer from Owner's invoice and appropriate supporting documents.

Any discount or rebate refunded to owner for whatsoever reason shall be passed on to Charterer. Any premiums and increase thereto attributable to closure insurance (i.e., blocking and trapping) shall be for Owner's account.

Vessel's insured value is $45.0 million.

10.	Speed Clause

a)	~~Above~~ Speed rate is based on Vessel proceeding on laden voyage at
12.5 knots in Charterer's option upto 13.5 knots weather and safe navigation permitting.

b)	Charterer shall have the option, declarable at any time prior to commencement of the laden voyage, or at any time during the laden voyage, to change Vessel's speed during the laden voyage.

11.	Bill of Lading Clause

Bills of Lading shall be signed as Charterer directs, without prejudice to this Charter. Charterer hereby indemnifies Owner -
(a)  against all liabilities that may arise from the signing of Bills of Lading in accordance with the directions of Charterer to the extent that the terms of such Bills of Lading impose more onerous liabilities than those assumed by Owner under the terms of this Charter; and

(b) against claims brought by holders of Bills of Lading against Owner by reason of any deviation required by Charterer.

All Bills of Lading issued under this Charter shall contain War Risks, Both-to-Blame Collision and New Jason clauses.

If a Bill of Lading is not available at any discharge port or place to which the Vessel may be ordered by Charterer under this Charter or if Charterer requires Owner to deliver cargo to a party and/or at a port or place other than as set out in the Bills of Lading, then Owner shall nevertheless discharge the cargo carried by the Vessel in compliance with Charterer's instructions, upon a consignee nominated by Charterer (hereinafter called "the Receiver") presenting reasonable identification to the Master, in consideration of the following undertakings by Charterer:-

~~(i)    to indemnify Owner (which term shall, for the purpose of this Clause, include Owner's servants and agents) and to hold Owner harmless in respect of any liability, loss or damage of whatsoever nature which Owner may sustain by reason of delivering the cargo to the Receiver in accordance with Charterer's instructions;~~

~~(ii)    to provide Owner, in the event of any proceedings being commenced against Owner in connection with the delivery of the cargo as aforesaid, from time to time on demand, with sufficient funds to defend same;~~

~~(iii)    to provide Owner on demand such bail or other security as may be required if, in connection with the delivery of the cargo as aforesaid, the Vessel or any other Vessel or property belonging to Owner should be arrested or detained or, if the arrest or detention thereof should be threatened, to prevent such arrest or detention, or to secure the release of such Vessel or property and to indemnify Owner in respect of any loss, damage or expenses caused by such arrest or detention whether or not the same be justified; and~~

~~(iv)    to produce and deliver to Owner all Bills of Lading in respect of the cargo loaded by the Vessel as soon as same shall have arrived and/or come into the possession of Charterer whereupon charterer's liability hereunder shall cease, and~~

~~(v)    Charterer's discharge orders shall be regarded to constitute an automatic invokation of the above Indemnity Clause and the Vessel shall discharge the cargo in accordance with the said orders.~~

~~The provisions of the foregoing undertakings shall be governed by English law.~~

Owners’ Letter of Indemnity Wording herewith : -

Standard form Letter of Indemnity to be given in return for delivering cargo without production of the original Bill of Lading

To:  [insert name of Owners] [insert date]
the Owners of the [insert name of ship]
[insert address]

Dear Sirs,

Ship : [insert name of ship]
Voyage: [insert load and discharge ports as stated in the Bill of Lading]
Cargo: [insert description of cargo]
Bil1(s) of Lading: [insert identification number, date, place of issue]

The above cargo was shipped on the above vessel by [insert name of shipper] and consigned to [insert name of consignee or to whose order the Bill of Lading is made out, as appropriate] for delivery at the port of [insert name of discharge port stated in the Bill of Lading] but the Bills of Lading have not arrived and we, [insert name of party requesting delivery], hereby request you to deliver the said cargo to [insert name of party to whom delivery is to be made] at [insert place where delivery is to be made] without production of the original Bill(s) of Lading.

In consideration of your complying with our above request, we hereby agree as fol1ows:

1.
To indemnify you, your servants and agents and to hold all of you harmless in respect of any liability, loss, damage or expenses of whatsoever nature which you may sustain by reason of delivering the cargo in accordance with our request.

2.
In the event of any proceedings being commenced against you or any of your servants or agents in connection with the delivery of the cargo as aforesaid to provide you or them on demand with sufficient funds to defend the same.

3.
If, in connection with the delivery of the cargo as aforesaid, the ship, or any other ship or property in the same or associated ownership, management or control, should be arrested or detained or should the arrest or detention thereof be threatened, or should there be any interference in the use or trading of the vessel (whether by virtue of a caveat being entered on the ship’s registry or otherwise howsoever), to provide on demand such bail or other security as may be required to prevent such arrest or detention or to secure the release of such ship or property or to remove such interference and to indemnify you in respect of any liability, loss, damage or expense caused by such arrest or detention or threatened arrest or detention or such interference, whether or not such arrest or detention or threatened arrest or detention or such interference may be justified.

4.
If the place at which we have asked you to make delivery is a bulk liquid or gas terminal or facility, or another ship, lighter or barge, then delivery to such terminal, facility, ship, lighter or barge shall be deemed to be delivery to the party to whom we have requested you to make such delivery

5.
As soon as all original bills of lading for the above cargo shall have come into our possession, to deliver the same to you, or otherwise to cause all original bills of lading to be delivered to you, whereupon our liability hereunder shall cease.

6.
The liability of each and every person under this indemnity shall be joint and several and shall not be conditional upon your proceeding first against any person, whether or not such person is party to or liable under this indemnity.

7.
This indemnity shall be governed by and construed in accordance with English law and each and every person liable under this indemnity shall at your request submit to the jurisdiction of the High Court of Justice of England.

Yours faithfully,

For and on behalf of
[insert name of Requestor]
The Requestor

Signature

12.	Worldscale Reference Clause

Unless otherwise stated in this Charter Party Worldscale Terms, conditions and rate as published in the Worldscale Book on the date of this fixture are to apply to this Charter Party. Vessel to proceed laden via Malacca and Worldscale rate Malacca laden/ ballast to apply.

13.	Time Bar Clause

Charterer shall be discharged and released from all liability in respect of ~~any~~ demurrage claims which Owner may have under this Charter unless a claim in writing has been presented to Charterer together with all supporting documentation within 90 days after completion of discharge. Bill of Lading claims to be excempt from this clause..

14.	Port Charge Clause

In case Vessel calls Korean Port(s) as discharging port(s), Owner shall pay all dues and other charges on the Vessel including anchorage dues in accordance with Korean Port Tariff, but anchorage dues, maximum three(3) days for Owner’s account, thereafter Charterer’s account.

15.	Crude Oil Washing Clause

Owner warrants that the Vessel is capable of COW all cargo tanks. Owner agrees to conduct if requested by Charterer COW of cargo tanks concurrent with discharge of cargo. In connection with additional required time to conduct COW, the 24 hours pumping time in S-OIL Clause No. 4 above shall be increased with upto a maximum of ~~ten~~ twelve (12) hours or prorata on the basis of the number of tanks washed to the number of tanks loaded.

Any accident to the Vessel due to Vessel's fault in connection with COW operation shall be Owner's responsibility.

16.	Cleaning Clause

The Vessel to clean tanks, pipes, lines and pumps to Charterer's inspectors' entire satisfaction. Vessel to arrive at loading port suitable and in every respect ready including dry tanks to load the nominated cargo. Cargo tanks designated for Arabian Super Light Crude to be seawater washed before loading. Vessel to arrive loading port with clean ballast only. In no case loading on top of retained ballast will be permitted. In no event loading on top of retained ballast will be permitted.

17.	Notice of Readiness Clause

Should the Vessel arrives at or off discharge port(s) as per Charterer's instructions and tender Notice of Readiness to discharge between 3 hours before sunset and 0400 hours next day, laytime to count from 1000 hours the next day. In such case the Owner may adjust the speed of the Vessel to arrive at or off discharge port(s) 0400 hours the next day.

18.	Sounding Clause

Owner has to advise remaining on board bunker quantity when arriving at load and discharging port with Vessel's Sounding Report.

Charterer has the right to sound Vessel's bunker tanks upon arrival and departure of load and discharge port at Charterer’s time and expense.

19.	Idemitsu Safety Clause

Idemitsu Safety Clause, as attached, to apply.

20.	Bunker Clause (24.03.2000)

~~Owner agrees to give S-Oil Corporation at Onsan, Republic of Korea first refusal to supply the bunkers. Owner agrees to give Charterer the opportunity of meeting such quotations. Cost of bunkers to be deductible from freight at Charterer's option.~~

21.	Tug Assistance Clause

~~If Vessel is to require tug assistance during mooring, loading/ discharging and unmooring for safety of Vessel and/or SBM facilities as per Vessel's Master's and/or Suppliers'/Receivers' judgement, tuggage shall be for Owner's account.~~

Tug required for mooring and unmooring or due to vessel’s breakdown to be for Owner’s account. Tug assitance including tailing tugs during discharge and for the safety of SBM and facilities to be for Charterer’s account.

22.	Drifting/Anchoring Clause

Charterer's option to order Vessel to drift or anchor outside harbour limits in Korea at the rate of ~~US$~~ the amount of demurrage rate less US Dollars 1,000 per day pro rata. Vessel to follow local instructions from agents regarding drifting/berthing.

Vessel to tender Notice of Readiness upon arrival waiting location and time to count after expiry of 6 hours notice time with all laytime provisions and exceptions to apply as per Charter Party. Any unused laytime to be set off against drifting/anchoring time.

Time consumed by Vessel moving from waiting location to discharge port not to count as laytime or time on demurrage if Vessel on demurrage.

23.	Lightering Clause

If requested by Charterer, Owner agrees that the Vessel will perform a vessel to vessel lighterage operation at anchorage or underway off any port in the discharge port range as per Part I of this Charter Party, in which event, Charterer will provide the lighterage Vessel, mooring master, fenders, hoses and all other equipment necessary for a safe operation. Owners shall allow supervisory personnel on board, including mooring master to assist in the performance of the lighterage operation.

Laytime, or time on demurrage, if on demurrage shall commence six(6) hours after receipt of Notice of Readiness by Charterer or when first lightering vessel is safely moored alongside, whichever occurs first, and shall end when Vessel heaves up anchor to proceed to berth. Delays for discharging and any delays which are due to weather conditions shall count as ~~one half~~ used laytime, or if on demurrage at full ~~one half~~ demurrage rate. Shifting time from lightering area to all fast at berth not to count.

The lighterage location shall not count as an additional discharge port or discharge berth in the determination of freight payable per published Worldscale rates.

Owner warrants that the Vessel is outfitted and capable of safely carrying out all procedures as set out in the latest revised edition of the ICS/OCIMF Ship-to-Ship Transfer Guide (Petroleum). Operation to be always weather permitting and subject to Master's approval.

24.	Calibration Clause

Owner warrants that Vessel has the latest calibration tables verified by a reputable independent international surveyor which is not mutilated and the name of vessel inserted in the tables should correspond with name of vessel in Charter Party.

25.	Fulfilment/Claim Clause (22.06.2004)

If another company than S-Oil Corporation is nominated/named as Charterer in this Charter, S-Oil Corporation, Seoul, hereby guarantee due fulfilment of all the terms and conditions of this Charter as if they had been named Charterer herein.

The Owner hereby accepts that S-Oil Corporation, has been or will be assigned any and all claim(s) whatsoever that Charterer has or may have against the Owner under this Charter Party, and that such claim(s) may be pursued by S-Oil Corporation in their own name in accordance with the provisions of this Charter Party and no point will be taken by Owner with respect to S-Oil Corporation’s title to sue and/or right to pursue such claims and/or that S-Oil Corporation are not the party suffering the loss and/or damage and/or expense.

If S-Oil Corporation and/or other company nominated/named as Charterer in this contract and/or any company within the S-Oil Group and/or associated to S-Oil Corporation is or has at any time been a party to any Bill of Lading issued hereunder, the Owner hereby accepts that S-Oil Corporation may be assigned any and all claim(s) whatsoever arising out of the Bill of Lading against Owner and, in which case, such claim(s) may be pursued by S-Oil Corporation in their own name, either in accordance with any jurisdiction provision contained in the Bill of Lading or in S-Oil Corporation’s sole and unfettered option before the arbitration tribunal constituted in accordance with this Charter and no point will be taken by Owners with respect to S-Oil Corporation’s title to sue and / or right to pursue such claim and/or that S-Oil Corporation are not the party suffering the loss and/or damage and/or expense.

26.	Freight to be calculated/paid on the basis of Bill of Lading quantity unless otherwise mutually agreed.

27.	~~Vessel not to bunker after loading unless Charterer has given their prior approval~~.

28.	No crew change to take place until after Vessel finished discharge.

29.	Vessel to be equipped according to O.C.I.M.F. standards for SPM.

30.	Vessel to be equipped with 2 chain stoppers each 200 tons S.W.L. tongue type suitable for minimum 76 mm diameter of chain.

31.	York/Antwerp Clause

York/Antwerp Rules 1974 as amended 1990/1994 to apply to this Charter Party.

32.	ITOPF Clause

Owner warrants that throughout the duration of this Charter Party the Vessel will be owned by a member of and the Vessel to be entered with the International Tanker Owners Pollution Federation (ITOPF).

33.	Arbitration Clause

General average/arbitration London - English law to apply.

34.	Chevron Eligibility and Compliance Clause (24.06.1993)

Owner warrants that the Vessel is in all respects eligible under applicable conventions, laws and regulations for trading to the ports and places specified in Part I(C) and (D) and that she shall have on board for inspection by the appropriate authorities all certificates, records, compliance letters, contingency plans and other documents required for such service, ~~including, but not limited to Certificates of Financial of Responsibility for Oil Pollution.~~

~~Owner further warrants that the Vessel does, and will, fully comply with all applicable conventions, laws, regulations and ordinances of any international, national, state or local governmental entity having jurisdiction. In particular, Owner warrants that, for trading to or from ports in the United States, Vessel does and will comply with all requirements of the Federal Oil Pollution Act of 1990 (OPA 90) and regulations issued pursuant thereto and effective during the term of this Charter Party~~.

Any delays, losses, expenses or damages to the vessel arising as a result of failure to comply with this Clause shall be for Owner's account and Charterer shall not be liable for any demurrage for delay caused by Vessel's failure to comply with the foregoing warranties.

In the interest of safety, Owners will recommend that the Master observe the recommendations as to traffic separation and routing which are issued from time to time by the International Maritime Organization (IMO) or as promulgated by the State of the flag of the Vessel or the State in which the effective management of the Vessel is exercised.

35.	Oil Pollution Insurance Clause (New)

It is a condition of this Charter that the Owner has in place cover for oil pollution of US$ one billion through the international group of P & I Clubs. If requested by Charterer, Owner shall immediately furnish to Charterer full and proper evidence of the coverage (US$ one billion). The owners shall provide maximum available oil spillcoverage through vessel’s P+I club throughout the entire contract period.

36.	Shell Drug and Alcohol Clause (01.12.1996)

Owner is aware of the problem of drug and alcohol abuse and warrants that he has an active written policy in force, covering the Vessel, which meets or exceeds the standards set out in the "Guidelines for the Control of Drugs and Alcohol on board Ship" as published by the Oil Companies International Marine Forum (OCIMF) dated June 1995. Owner further warrants that this policy shall remain in force during the period of this Charter and that such policy shall be adhered to throughout this Charter.

37.	Saudi Arabia Loading Clause (24.03.2000)

Owner to advise when Vessel last called at Saudi Arabia Owner also to advise if any deficiencies were reported by the Terminal Inspectorate during the last port call. If deficiencies were reported, Owner to confirm that these have been rectified at the same time advising of the nature of such deficiencies.

38.	Arab Super Light Clause

Owner guarantees that the Vessel can segregate _____________ net bbls Arabian Super Light Crude and balance _____________ net bbls
Arabian Light Crude by double/single valve segregation on which basis

Owner guarantees minimum quantity _____________ metric tonnes via Malacca. Charterer is responsible to pay the freight basis the minimum cargo size 235,000 metric tonnes regardless of the Bill of Lading quantity.

39.	SBM Line Clearance Clause

If requested by Charterer~~, the vessel may pump sea water, either directly from the sea or from vessel’s ballast tanks, to flush single buoy mooring (SBM) floating hoses after discharge of cargo provided Owners written consent after checking vessels safety and next schedule. the Vessel shall clear shore lines and/or recirculate the content in the shore line by pumping sea water, either directly from the sea or from Vessel's clean ballast tanks, to flush Single Buoy Moorings (SBM's) floating hoses prior to, during or after discharge of cargo. If requested by Charterer the Vessel shall thereafter recirculate the contents in the shore line and receive back to Vessel's slop tank the recirculated quantity of approximately 20,000 bbls of oil/water mixture. The oil/water mixture to be retained onboard~~. If requested by charterers, the vessel may pump sea water, either directly from the sea or from vessel’s ballast tanks, to flush single buoy mooring(SBM) floating hoses after discharge of cargo provided owners written consent after checking vessel’s safety and next schedule. This operation to be carried out at Charterer's expense and with time counting against laytime or demurrage, if on demurrage. Subject to Owner exercising due diligence in carrying out such an operation, Charterer hereby indemnifies Owner for any cargo loss or contamination directly resulting from this request. If Master or Owner is approached by Suppliers/Receivers or Terminal Operators to undertake such an operation Owner shall obtain Charterer's agreement before proceeding.

40.	ISM Code Clause

Owner guarantees that this Vessel complies fully with the ISM Code and is in possession of a valid Safety Management Certificate and will remain so for the entirety of her employment under this Charter Party. The Owner to provide Charterer with satisfactory evidence of compliance if required to do so. ~~and remain fully responsible for any and all consequences arising directly or indirectly from any matter arising in connection with this Vessel and the ISM Code~~.

41.	Adherence to Voyage Instruction Clause

~~A) Owner shall be responsible and indemnify Charterer for any time, costs, delays or loss including but not limited to use of laytime, demurrage, deviation expenses, lightening costs and associated fees and expenses, due to any failure whatsoever to comply fully with Charterer's voyage instructions including, without limitation to the generality of the foregoing, loading more cargo than permitted under the International Load Line Convention, for the time being in force, or for not leaving sufficient space for expansion of cargo or loading more or less cargo than Charterer specified.~~

~~This Clause shall have effect notwithstanding the provisions of Part II, Clause 19 of Asbatankvoy or Owner's defence under the Hague Visby Rules or other analogue applicable rules~~.

B) ~~Without prejudice to the provisions of Sub-Clause A of this Clause~~, If a conflict arises between terminal orders and Charterer's voyage instructions, the Master shall stop cargo operations and contact Charterer immediately. Terminal orders at load port shall never supersede Charterer's voyage instructions and any conflict shall be resolved prior to resumption of cargo operations. The Vessell shall not resume cargo operations until Charterer has directed Vessel to do so.

C) At discharge port Onsan the Vessel is to comply with berthing/discharge instructions as directed by the agents/harbour master. If discharge port other than Onsan, the provisions of Sub-Clause B to apply.

42.	Negotiations and fixture to be kept strictly private and confidential.

43.	l.l/4% address commission on all monies earned is payable by Owner with Charterer's option to deduct this from any payment due to Owner

44.	Safety Supervisor Clause

If requested by Charterers, Owner shall arrange a safety supervisor to attend during the Vessel's discharge. Such supervisor shall be arranged and paid for by the Owner. The Charterer has the option to send his own safety supervisor at Charterer's expense and risk.

Owner's supervisor shall attend the safety meeting prior to the discharge and assist and coordinate with the Master and harbour Master regarding safety and oil spill prevention. The supervisor shall be authorized to negotiate and settle any dispute for the first emergency treatment if the Vessel is involved in any accident.

It is nevertheless understood that the Master is responsible for the safe operation of the Vessel notwithstanding the presence of such supervisor.

45.	BIMCO ISPS Clause (New) - (Amended)

(A) (i) From the date of coming into force of the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (ISPS Code) in relation to the Vessel, the Owners shall procure that both the Vessel and "the Company" (as defined by the ISPS Code) shall comply with the requirements of the ISPS Code relating to the Vessel and “the Company”. Upon request the Owners shall provide a copy of the relevant International Ship Security Certificate (or the Interim International Ship Security Certificate) to the Charterers. The Owners shall provide the Charterers with the full style contact details of the Company Security Officer (CSO).

(ii) Except as otherwise provided in this Charter Party, loss, damage, expense or delay, excluding consequential loss, caused by failure on the part of the Owners or “the Company” to comply with the requirements of the ISPS Code or this Clause shall be for the Owners’ account.

(B) (i) The Charterers shall provide the CSO and the Ship Security Officer (SSO)/Master with their full style contact details and any other information the Owners require to comply with the ISPS Code.

(ii) Except as otherwise provided in this Charter Party, loss, damage, expense, excluding consequential loss, caused by failure on the part of the Charterers to comply with this Clause shall be for the Charterers’ account and any delay caused by such failure shall be compensated at the demurrage rate.

(C) Provided that the delay is not caused by the Owners’ failure to comply with their obligations under the ISPS Code, the following shall apply:

(i) Notwithstanding anything to the contrary provided in this Charter Party, the Vessel shall be entitled to tender Notice of Readiness even if not cleared due to applicable security regulations or measures imposed by a port facility or any relevant authority under the ISPS Code.

(ii) Any delay resulting from measures imposed by a port facility or by any relevant authority under the ISPS Code shall count as laytime or time on demurrage if the Vessel is on laytime or demurrage. If the delay occurs before laytime has started or after laytime or time on demurrage has ceased to count, it shall be compensated by the Charterers at the demurrage rate.

(D) Notwithstanding anything to the contrary provided in this Charter Party, any additional costs or expenses whatsoever solely arising out of or related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS Code including, but not limited to, security guards, launch services, tug escorts, port security fees or taxes and inspections, shall be for the Charterers’ account, unless such costs or expenses result solely from the Owners’ negligence. All measures required by the Owners to comply with the Ship Security Plan shall be for the Owners’ account.

(E) If either party makes any payment, which is for the other party’s account according to this Clause, the other party shall indemnify the paying party.

Further to the generality of the above, Owners to provide following documentation prior to fixing:

1. Company Security Officer (CSO)

2. Ship Security Officer (SSO)

3. The m/t Shinyo Jubilee has a current international ship security certificate (ISSC) issued by the Vessel's flag state, with an issue date and expiration date of 22/June/2005 and  30th/May/2010

4. Confirm the Vessel has a written record of the Vessels last 10 port calls available for inspection by Saudi Aramco's port/terminal authorities at any time.

5. From and after July 1, 2004, the usual 72, 48 and 24-hour pre arrival notification to Saudi Aramco's port/terminal by radio, telex or fax shall include the following new information in the standard arrival message:

1. Does Vessel have a valid flag state ISSC indicating compliance with the ISPS code requirement? (y/n)

2. Validity: mm/dd/yyyy

3. The current ISPS code security level: (1, 2, 3) specify

6. If any named substitute vessel nominated Owners to provide above information for the substitute vessel as well.

46.	Blending Clause (24.03.2000)

Provided that charterer to issue the LOI of owners P+I club, Charterer has the option to request loading/blending parcels of .. bbls Arabian Extra Light Crude, Arabian Medium Crude and balance Arabian Light Crude, exact quantities to be nominated. On this basis Owner guarantees vessel can carry minimum . mt via Malacca.

Owner to load/blend the above parcels of Arabian Extra Light Crude, Arabian Medium Crude and Arabian Light Crude about evenly spread throughout Vessel's tanks with vessel’s fixed equipments. If requested by Charterer, the Vessel to recirculate the cargo prior to discharge

Owner/Master to give Charterer their maximum co-operation for the blending in question within the vessel’s safety judged in master’s sole esteem.

Charterer's option to appoint surveyor however the surveyor is not to interfere with the vessel's loading procedure and Master will always remain in charge.

Upon receipt of Charterer's voyage orders the master will advise Charterer of the intended blending procedure.

Owner will not be responsible for quality of cargo due to blending as above.

SAUDI ARAMCO CHARTER PARTY CLAUSE

(A) OWNERS ACKNOWLEDGE THAT:

(I) VESSEL HAS BEEN CHARTERED BY CHARTERERS FOR THE CARRIAGE OF A CARGO OF CRUDE OIL SHIPPED BY THE SAUDI ARABIAN OIL COMPANY
(SAUDI ARAMCO).

(II) OWNERS HAVE BEEN INFORMED THAT THE TERMS OF SALE FOR THAT CARGO ENTITLE SAUDI ARAMCO, IN THE EVENT OF OWNERS RECEIVING A NOTICE FROM SAUDI ARAMCO, TO DIVERT VESSEL TO AN ALTERNATIVE DESTINATION TO THAT ORDERED BY CHARTERERS OR APPEARING IN THE BILLS OF LADING FOR DELIVERY TO SAUDI ARAMCO OR IN ACCORDANCE WITH THEIR INSTRUCTIONS.

(B) IN THE EVENT THAT OWNERS RECEIVE SUCH NOTICE FROM SAUDI ARAMCO:

(I) CHARTERERS AGREE THAT OWNERS WILL BE RELEASED FROM THEIR OBLIGATION TO OBEY CHARTERERS' ORDERS AND INSTRUCTIONS UNDER THE CHARTER PARTY, AND

(II) OWNERS AGREE TO OBEY AND COMPLY WITH THE ORDERS OF SAUDI ARAMCO, AS IF THEY HAD BEEN GIVEN BY CHARTERERS, OR ON THEIR BEHALF. IN PARTICULAR, OWNERS AGREE TO DIVERT VESSEL TO SUCH PORT AS IS ORDERED BY SAUDI ARAMCO AND DELIVER UP THE CARGO THERE TO THEM OR IN ACCORDANCE WITH THEIR INSTRUCTIONS.

(C) IN THE EVENT SUCH NOTICE IS GIVEN TO OWNERS UNDER CLAUSE (B) ABOVE AND IN CONSIDERATION OF OWNERS AGREEING TO COMPLY WITH THE ORDERS OF SAUDI ARAMCO IN CONSEQUENCE, THE LATTER, AS A PRECONDITION FOR OWNERS COMPLYING WITH ITS ORDERS, SHALL PROVIDE OWNERS WITH AN UNDERTAKING

(1) TO HONOUR ALL OF CHARTERERS' OBLIGATIONS UNDER THE CHARTER PARTY, INCLUDING WITHOUT LIMITATION, THE OBLIGATION TO PAY FULL CHARTER PARTY FREIGHT WITHOUT DISCOUNT. (EVEN IF ACTUAL VOYAGE AS ORDERED BY SAUDI ARAMCO IS SHORTER THAN THE ONE ORIGINALLY PROVIDED FOR IN THE CHARTER PARTY, AND

(2) TO PAY ALL SUCH ADDITIONAL COSTS, INCLUDING FOR TIME LOST AT THE DEMURRAGE RATE, AND EXPENDITURE AS IS REASONABLY INCURRED IN COMPLYING WITH SUCH ORDERS WHICH ADDITIONAL COSTS AND EXPENDITURE SHALL BECOME PAYABLE TOGETHER WITH THE FREIGHT UPON DELIVERY OF THE CARGO AT THE DESTINATION ORDERED BY SAUDI ARAMCO. THE UNDERTAKING BY ARAMCO SHALL ALSO EXPRESSLY STATE THAT THEY ACCEPT THE ARBITRATION PROVISIONS IN THIS CHARTER PARTY AS IF THEY HAD BEEN AGREED DIRECTLY BETWEEN OWNERS AND SAUDI ARAMCO, AND

(3) TO INDEMNIFY OWNERS IN RESPECT OF ANY LIABILITY TO THIRD PARTIES, INCLUDING BILL OF LADING HOLDERS, INCURRED AS A RESULT OF COMPLIANCE WITH SAUDI ARAMCOS ORDERS.

(D) ALL BILLS OF LADING ISSUED PURSUANT TO THIS CHARTER PARTY SHALL BE NON-NEGOTIABLE, AND SHALL INCORPORATE THE TERMS AND CONDITIONS OF THIS CHARTER PARTY.

(E) SAVE AS IS EXPRESSLY PROVIDED ABOVE, THE CHARTER PARTY WILL REMAIN IN FULL FORCE AND EFFECT.

(F) THE TERMS OF THE CHARTER PARTY SHALL NOT BE AMENDED BY OWNERS AND CHARTERERS SO AS TO AFFECT THE RIGHTS PROVIDED FOR IN THIS CLAUSE WITHOUT THE EXPRESS PRIOR WRITTEN AGREEMENT OF SAUDI ARAMCO.

SAUDI ARAMCO INDEMNITY IN RESPECT OF THIRD PARTIES OR BILL OF LADING OF HOLDERS.
TO : _________________

DEAR SIRS,

CHARTER PARTY DATED

QUANTITY: ________________
QUALITY : _______________
LOADPORT: ________________	WHERE SAILED _______________________
DISCHARGE PORT(S) ______________	WHERE ETA _________________

THE ABOVE GOODS WERE SHIPPED ON THE ABOVE VESSEL BY MESSRS.
___________ (AND CONSIGNED TO _________________)

WE HEREBY REQUEST YOU TO DELIVER SUCH GOODS TO _________________ (FULL STYLE RECEIVERS) AT _______________ WITHOUT PRODUCTION OF THE BILLS OF LADING.

IN CONSIDERATION OF YOUR COMPLYING WITH OUR ABOVE REQUEST WE HEREBY AGREE AS FOLLOWS:

1. TO INDEMNIFY YOU, YOUR SERVANTS AND AGENTS AND TO HOLD ALL OF YOU HARMLESS IN RESPECT OF ANY LIABILITY LOSS OR DAMAGE OF WHATSOEVER NATURE WHICH YOU MAY SUSTAIN BY REASON OF DELIVERING THE GOODS TO _________________(FULL STYLE RECEIVERS) IN ACCORDANCE WITH OUR REQUEST, AND/OR THE FACT THAT THE CARGO HAS BEEN DISCHARGED IN ANOTHER PORT THAN STATED IN THE BILL(S) OF LADING.

2. IN THE EVENT OF ANY PROCEEDINGS BEING COMMENCED AGAINST YOU OR ANY OF YOUR SERVANTS OR AGENTS IN CONNECTION WITH THE DELIVERY OF THE GOODS AS AFORESAID TO PROVIDE YOU OR THEM FROM TIME TO TIME WITH SUFFICIENT FUNDS TO DEFEND THE SAME.

3. IF THE VESSEL OR ANY OTHER VESSEL OR PROPERTY BELONGING TO YOU SHOULD BE ARRESTED OR DETAINED OR IF THE ARREST OR DETENTION THEREOF SHOULD BE THREATENED IN CONNECTION WITH THE DELIVERY OF THE GOODS AS AFORESAID, TO PROVIDE SUCH BAIL OR OTHER SECURITY AS MAY BE REQUIRED TO PREVENT SUCH ARREST OR DETENTION OR TO SECURE THE RELEASE OF SUCH VESSEL OR PROPERTY AND TO INDEMNIFY YOU IN RESPECT OF ANY LOSS, DAMAGE OR EXPENSES CAUSED BY SUCH ARREST OR DETENTION WHETHER OR NOT THE SAME MAY BE JUSTIFIED.

4. AS SOON AS ALL ORIGINAL BILLS OF LADING FOR THE ABOVE GOODS SHALL HAVE ARRIVED AND/OR COME INTO OUR POSSESSION, TO PRODUCE AND DELIVER THE SAME TO YOU WHEREUPON OUR LIABILITY HEREUNDER SHALL CEASE.

5. THE LIABILITY OF EACH AND EVERY PERSON UNDER THIS INDEMNITY SHALL BE JOINT AND SEVERAL AND SHALL NOT BE CONDITIONAL UPON YOUR PROCEEDING FIRST AGAINST ANY PERSON, WHETHER OR NOT SUCH PERSON IS PARTY TO OR LIABLE UNDER THIS INDEMNITY.

6. THIS INDEMNITY SHALL BE CONSTRUED IN ACCORDANCE WITH ENGLISH LAW AND EACH AND EVERY PERSON LIABLE UNDER THIS INDEMNITY SHALL AT YOUR REQUEST SUBMIT TO THE JURISDICTION OF THE HIGH COURT IN LONDON.

COMPANY NAME: ____________________
AUTHORIZED SIGNATURE: _____________
DATE: ______________________________

UPON RECEIPT OF SAID LETTER OF INDEMNITY MASTER WILL BE AUTHORIZED TO RELEASE AND DISCHARGE ENTIRE CARGO IN ACCORDANCE WITH SAUDI ARAMCO'S INSTRUCTIONS.

ABOVE CLAUSE IS A CHARTER PARTY REQUIREMENT AND THE OWNER TO E-MAIL THE ENTIRE CLAUSE TO S-OIL CORPORATION FOR THE ATTENTION OF MR. H.S. KHANG (MAKHAN@S-OIL.COM)

IDEMITSU SAFETY CLAUSE (as of 1st January, 1987)

Owner warrants that the Master and the crew shall comply with International and regional laws and regulations of any state, Japanese "Marine Pollution and Marine Disaster Prevention Law", Idemitsu Berth Regulations and Idemitsu Safety Instructions, for preventing oil pollution.

Owner shall send following items (A) to (D) to the Master at least 7 days (excluding Saturday, Sunday, and National Holiday) prior to the vessel's ETA at first discharging port and cable/telex to Charterer and agent at discharging port that they are firmly sent and ensured.

In case Owner fails to send this clause, Charterer or agent at discharging port will send the clause on behalf of Owner and all time and expense incurred from this failure shall be for Owner's account.

(A)  Safety Instructions

The Master must check, confirm and then cable/telex to Charterer following items 7 days (excluding Saturday, Sunday and National Holiday) prior to arrival at the first discharging port.

(1) All overboard lines, sea chest, fire GS pumps, and IGS scrubber pumps must be flushed clean and free from any oil.

(2) Cargo oil pump room and Upper Deck must be cleaned and free from any oil.

(3) All overboard discharge lines shall be shut by spectacle flanges and/or blind plates after flushing.

(4) Manifold face must be cleaned and kept in good condition for cargo hose connection.

(5) All installations and equipments (mooring winches, derricks, stripping system and engine part (main engine, generator, boiler etc.)) must be kept in good working condition

(6) Cargo control equipment, including pressure gauges and level gauges , must be kept in good working condition.

(7) No leak shall be found from cargo and stripper pumps, valves, lines for cargo, ballast, vent, and deck steam.

1

(8) Owner shall have the Master check and reply following items to Charterer.

     (a) If drain pipe or drain cock is equipped between sea valves and inner valves of all the cargo lines leading to seachest or to the sea.

     (b) If gauge boss or equivalent small pipe is equipped in the same place mentioned in(a).

 (c) If (a) and (b) are negative, if any equivalent equipment is installed or not.

(d) If any pipe on air pipe equipped in sea chest boxes for absorbing remaining oil.

(B)  Closure of Overboard Discharge Valves

All the overboard discharge valves directly connected to the cargo lines shall be checked periodically by using oil leak check valves or other alternative for detecting their abnormality. These overboard discharge valves shall be completely closed with seals or locks, and lashed tight in the presence of the terminal representatives.

When they are opened for ballasting operation or other purposes, a prior notice shall be given to the terminal representatives and the opening work shall be carried out in his presence.

(C)  Ballasting

    (1)   Dirty Ballasting

In ballasting dirty ballast, such an operation shall be carried out by the pump priming method or gravity one in the presence of the terminal representatives. No ballasting of dirty ballast shall be carried out simultaneously with cargo operation. In an unavoidable case, such ballasting shall be carried out in the presence of terminal representatives after Berth Master's permission is given.

(2)  Deballasting Operation of Segregated Ballast

No deballasting operation of segregated ballast shall be carried out. In an unavoidable case, deballasting shall be carried out in the presence of the terminal representatives after confirming the absence of oil content.

2

(D) Prohibited Work

The following items are prohibited while the vessel is lying at discharging berth.

(1)   Commencement of cargo operation at night.

(2)   Overboard discharging of oil and/or wastes.

(3)   The work which makes the main engine unworkable

(4)   Tank cleaning and gas freeing work.

    (5)   Use of the main radio equipments and/or radars

    (6)   Use of air conditioning units of the window type.

(7)    The work for which bare fire is used and/or the work likely to cause generation of sparks.

In case any repairing work is scheduled at discharging port(s), the master shall cable/telex berth master and charterer immediately

3

Date : February 11th , 2005
Addendum No.1
to
m/t Shinyo Jubilee (ex-Seryna)
with S-Oil Corporation / Shinyo Jubilee Limited
for Consecutive Voyage Contract Charter Party dated December 31st , 2004

It is today February 11th , 2005 hereby agreed between S-Oil Corporation (Charterers) and Shinyo Jubilee Limited (Owners) to amend the Charter Party Clause 2 as following ;

1.	Changing the Bank Account :

Nordea Bank Danmark A/S
Strandgade 3, DK-0900 Copenhagen C, Denmark

Swift : NDEADKKK
Account Number : 5036 090 059
Iban : DK9620005036090059
Beneficiary : Shinyo Jubilee Ltd.

2.	All terms, conditions and exceptions to the Charter Party dated December 31st 2004 and addendum No.1 shall remain unaltered and in full force and effect.

February 11th , 2005 in Korea

Owners :	Charterers :

/s/ Fred Cheng	/s/ H.S. Lim
Shinyo Jubilee Limited	S-Oil Corporation
Title : Director	Title : General Manager
Name : Fred Cheng	Name : H.S.Lim

Date : April 8, 2005
Addendum No.2
to
m/t Shinyo Jubilee (ex-Seryna)
with S-Oil Corporation / Shinyo Jubilee Limited
for Consecutive Voyage Contract Charter Party dated December 31st , 2004

It is today April 8, 2005 hereby agreed between S-Oil Corporation (Charterers) and Shinyo Jubilee Limited (Owners) to amend the Charter Party for freight rate assessment as following ;

1.	Freight rate assessment for the interim period:

The assessment date shall be the 25th calendar day before the vessel's arrival date at the loading port, for each voyage, which shall be calculated basis the total distance from the last discharging port to the subsequent (first) loading port divided by 14.5 knots arriving at total steaming days/hours and then adding 48 hours.

The freight rate shall then be taken as the average rate of TD3 concluded during the period of 3 days before and 3 days after the assessment date (as described above) i.e. total 7 BITR issuing days, including the assessment date. If any of the assessment date fall(s) on a Saturday and/or non-Monday holiday, then it should be the immediately previous day, and if it falls on a Sunday and/or Monday holiday, then it should be the immediately succeeding day.

2.	All terms, conditions and exceptions to the Charter Party dated December 31st 2004 shall remain unchanged.

April 8, 2005 in Korea

Owners :	Charterers :

/s/ Illegible	/s/ Illegible
Shinyo Jubilee Limited	S-Oil Corporation

Date : July 1 , 2006
Addendum No.3
to
m/t Shinyo Jubilee (ex-Seryna)
with S-Oil Corporation / Shinyo Jubilee Limited
for Consecutive Voyage Contract Charter Party dated December 31st , 2004

It is today July 1, 2006 hereby agreed between S-Oil Corporation (Charterers) and Shinyo Jubilee Limited (Owners) to amend the Charter Party Clause 2 as following ;

1.	Changing the Bank Account :

Nordea Bank Danmark A/S
Strandgade 3, DK-0900 Copenhagen C, Denmark

Swift : NDEADKKK
Account Number : 5036 148 685
Iban : DK 4020005036148685
Beneficiary : Shinyo Jubilee Ltd.

2.	All terms, conditions and exceptions to the Charter Party dated December 31st 2004 and addendum No.1 shall remain unaltered and in full force and effect.

July 1 , 2006 in Korea
Owners :	Charterers :

/s/ C.A.J. Vanderperre	/s/ S.Y.Bag
Capt. C.A.J. Vanderperre / Director	S.Y.Bag -Neostar Corp. / Managing Director
Shinyo Jubilee Limited	for and on behalf of Charterers

Date : November 3, 2006
Addendum No.4
to
m/t Shinyo Jubilee (ex-Seryna)
with S-Oil Corporation / Shinyo Jubilee Limited
for Consecutive Voyage Charter Party dated December 31, 2004

It is today November 3, 2006 hereby agreed between S-Oil Corporation (Charterers) and Shinyo Jubilee Limited (Owners) to produce NO formal charter party for the vessel until the end of charter period and to consider the charter party of CVC #.14 as a base charter party between Owners and Charterers.

Instead of formal charter party, a simple email called “Fixture Memo” define freight rate, laycan, cargo and loading/discharging port to be sent by Charterers and to be acknowledged by Owners for every voyage.

All other terms, conditions and exceptions to the Charter Party dated December 31, 2004 shall remain unchanged, in full forced and effected.

November 3 , 2006 in Korea
Owners :	Charterers :

/s/ C.A.J. Vanderperre	/s/ S.Y.Bag
Capt. C.A.J. Vanderperre / Director	S.Y.Bag - Neostar Corp. / Managing Director
Shinyo Jubilee Limited	for and on behalf of Charterers